Exhibit 99.1

FOR IMMEDIATE RELEASE:	CONTACT:
May 2, 2008	Ginny Dunn
7:00 A.M.	EntreMed, Inc.
Associate Director
Corporate Communications &
Investor Relations
(240) 864-2643
ENTREMED REPORTS FIRST QUARTER 2008
FINANCIAL RESULTS
     ROCKVILLE, MD – May 2, 2008 – EntreMed, Inc. (NASDAQ: ENMD), a clinical-stage pharmaceutical company developing therapeutics for the treatment of cancer and inflammatory diseases, today reported financial results for the three months ended March 31, 2008.
     The Company reported a net loss for the first quarter of approximately ($8.3 million), or ($0.10) per share, compared with a net loss of ($7.7 million), or ($0.09) per share, for the same period last year. The Company did not report any revenues for the first quarter 2008. As of March 31, 2008, the Company had cash and short-term investments of approximately $44 million.
     Dane R. Saglio, EntreMed Chief Financial Officer, commented on the first quarter results, “The Company’s first quarter 2008 financial results were in line with our projections. During the first quarter, the Company made the decision to invest behind Panzem® for rheumatoid arthritis rather than oncology, given 2ME2’s mechanisms of action, safety profile and substantially larger market opportunity. Patients currently enrolled in Panzem® oncology trials will continue to receive treatment, and we expect to realize cost savings from the discontinuation of the program beginning in the second half of this year. We further expect operational expenses to remain at similar levels through the second quarter as we phase out the Panzem® NCD oncology program and advance the clinical development of ENMD-2076. Consistent with the past couple of years, we anticipate recording royalty revenue beginning in the third quarter and decreasing our research and development expenses slightly once the open Panzem® oncology trials conclude.”
     James S. Burns, EntreMed President and CEO commented, “Going forward, we will focus our resources on the development of our three oncology product candidates, MKC-1, ENMD-1198 and

ENMD-2076, as well as early clinical development of Panzem® in rheumatoid arthritis. We continue to operate in line with our financial guidance for 2008. We believe that the full effect of winding down the Panzem® oncology program and our priority oncology program focus will begin to positively impact our financial statement by 3Q08. In addition, we are actively seeking opportunities to offset or share development costs with pharmaceutical partners in order to advance some of our programs into later stages of development. We remain on track with our guidance and we have the financial resources to fund current and planned activities into 2009.”
     Mr. James S. Burns will present a corporate overview at the Rodman & Renshaw 5th Annual Healthcare Conference being held May 19-20, 2008. Mr. Burns is scheduled to present on Monday, May 19, 2008 at 10:25 a.m. local time. The presentation will be web cast and will serve as the Company’s first quarter 2008 update. The presentation can be accessed through the Company’s web site at www.entremed.com. An archive will be available on the web site for approximately 90 days.
About EntreMed
     EntreMed, Inc. is a clinical-stage pharmaceutical company developing therapeutic candidates primarily for the treatment of cancer and inflammation. MKC-1 is currently in multiple Phase 2 clinical trials for cancer. MKC-1 is an oral cell-cycle regulator with activity against the mTOR pathway. ENMD-1198, a novel antimitotic agent, and ENMD-2076, a selective kinase inhibitor, are in Phase 1 studies in advanced cancers. The Company also has an approved IND application for Panzem® in rheumatoid arthritis. EntreMed’s goal is to develop and commercialize new compounds based on the Company’s expertise in angiogenesis, cell-cycle regulation and inflammation – processes vital to the treatment of cancer and other diseases, such as rheumatoid arthritis. Additional information about EntreMed is available on the Company’s web site at www.entremed.com and in various filings with the Securities and Exchange Commission.
Forward Looking Statements
     This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for expectations for future financial or business performance (including the timing of royalty revenues and future R&D expenditures), strategies, expectations and goals. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and no duty to update forward-looking statements is assumed. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in Securities and Exchange Commission filings under “Risk Factors,” including risks relating to the need for additional capital and the uncertainty of additional funding; variations in actual sales of Thalomid®, risks associated with the Company’s product candidates; the early-stage products under development; results in preclinical models are not necessarily indicative of clinical results, uncertainties relating to preclinical and clinical trials; success in the clinical development of any products; dependence on third parties; future capital needs; and risks relating to the commercialization, if any, of the Company’s proposed products (such as marketing, safety, regulatory, patent, product liability, supply, competition and other risks).
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ENTREMED, INC.
SUMMARY OF OPERATING RESULTS
Three Months Ended
March 31,

	2008	2007
Total revenues	$0	$0

Research and development	$6,187,203	$6,398,696

General and administrative	$1,982,994	$1,831,326

Net Loss	$(8,346,456)	$(7,673,586)

Net loss per share attributable to common shareholders (basic and diluted)	$(0.10)	$(0.09)

Weighted average number of shares outstanding (basic and diluted)	84,898,912	84,015,999

Cash and Short-term Investments	$43,643,620	$46,233,046
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